Exhibit 10.2

THIS IS AN IMPORTANT DOCUMENT WHICH SETS OUT THE TERMS AND CONDITIONS OF YOUR COMMITTED OVERDRAFT FACILITY. WE RECOMMEND THAT YOU TAKE INDEPENDENT LEGAL ADVICE IF YOU HAVE ANY DOUBTS REGARDING THE TERMS AND CONDITIONS OF THE FACILITY.

Confirmation of Committed Business Overdraft Facility

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Thames Valley Corporate Business Centre
Abbey Gardens
4 Abbey Street
Reading RG1 3BA

Private & Confidential
Bottomline Technologies Europe Limited	Telephone: 0118 952 2116
Company Number 1911956
115 Chatam Street
Reading
Berkshire RG1 7JX

Facility Account:	67486932 at Reading, Market Place Office (sorting code 60-17-21)
Overdraft Limit:	£2,000,000
Agreed Interest Rate:	2% per annum over the Bank’s Base Rate
Bank’s Base Rate:	currently 3.75% per annum (but may vary from time to time)
Unarranged Overdraft Rate:	4% per annum over the Bank’s Base Rate
Arrangement Fee:	£10,000
Facility Start Date:	1 January 2004
Expiry Date:	30 December 2004

Principal Terms

1.	We offer you a committed overdraft facility (the Facility) subject to the terms of this Confirmation and the Committed Overdraft General Terms (COGT) attached.

2.	Provided that none of the Events of Default detailed in Clause 3 occur, the Facility will, subject to the terms of this Confirmation and the COGT attached, be available from the Facility Start Date until the Expiry Date.

3.	If any of the following events (Events of Default) occurs, we may, by giving written notice, demand immediate repayment of the outstanding borrowing on the Facility Account, require that the amounts from time to time owing under the Facility become repayable upon demand or cancel the Facility and exercise our rights under any security:-

(a)	the Overdraft Limit is exceeded;

(b)	any step is taken by any person with a view to the appointment of a liquidator, administrator, trustee in bankruptcy, receiver or other similar officer in relation to you or you make arrangements with your creditors;

(c)	if you are a sole trader, you die;

(d)	your business ceases to trade or, if you are a partnership, the partnership is dissolved;

(e)	any procedure is used against you to attach or take possession of any property for payment of a debt;

(f)	you are in breach of any obligation (financial or otherwise) to us or any of the terms of this Confirmation, or the COGT or any other agreement with us are breached;

(g)	you are in breach of the financial covenant detailed in Clause 6;

(g)	you fail to provide any information regarding your financial condition or business operations detailed in Clause 5; or

(h)	any information given to us is inaccurate or there is a material non-disclosure by you to us.

4.	Interest will be charged:-

(a)	up to the Overdraft Limit, at the Agreed Interest Rate; and

(b)	in excess of the Overdraft Limit (or after we have demanded immediate repayment of the outstanding borrowing on the Facility Account in terms of Clause 3 of this Confirmation or Clause C of the COGT), at the Unarranged Overdraft Rate.

5.	To enable us to monitor the Facility you will provide:-

(a)	as soon as they become available but in any event within days after the end of your financial year and in a format acceptable to us, copies of your audited financial statements for that year (the Financial Statements);

(b)	as soon as they become available but in any event no later than days after the end of the accounting period to which they relate and in a format acceptable to us, quarterly management accounts incorporating balance sheet, profit and loss

The Royal Bank of Scotland plc is registered in Scotland No 90312

Registered Office: 36 St Andrew Square, Edinburgh EH2 2YB

Agency agreements exist between members of The Royal Bank of Scotland Group account, cash flow statement, and aged list of debtors and creditors, although in the event of the Facility being utilised at any time we reserve the right to request that the management accounts be provided on a monthly basis (the Management Accounts); and

(c)	promptly, such further information regarding your financial condition and business operations as we may reasonably request (including audited business/management accounts where not already supplied).

6.	You undertake in relation to the following financial covenant or obligation that your financial position/performance, as demonstrated in the Financial Statements and Management Accounts, shall have been such that on the last day of the period covered by the relevant Financial Statements and Management Accounts, Facility Utilisation was not more than Security Value.

For the purpose of this Clause:

Debtors means the value of your trade debtors aged less than 90 days excluding, as determined by the Bank (a) inter company debtors and (b) debtors in dispute or known to be doubtful.

Facility Utilisation means the cleared debtor balance on the Facility Account as at the close of business on the final business day of the period covered by the Financial Statements or Management Accounts.

Security Value means the aggregate of:-

(a)	70% of the value of the property 115 Ch_tam Street Reading Berkshire, such value to be evidenced by the most recent Bank addressed professional valuation(s) on an open market basis held by the Bank at any relevant time; and

(b)	30% of Debtors.

7.	The Arrangement Fee will be debited by us to the Facility Account on the date of this Confirmation or shortly thereafter.

8.	If applicable, the Facility will be secured by the security held and/or required by us as set out in an attached Schedule. It is a term of the Facility that it is at all times effectively secured by such security and that the terms of such security are not breached. No additional security may be created over the assets charged under such security without our prior written consent. The continued availability of the Facility will be subject to such security continuing in full force and effect. Notwithstanding the Facility Start Date, the Facility will not be available until we are satisfied with any such security.

9.	Notwithstanding the Facility Start Date, we shall not be obliged to provide the Facility until we have received and are satisfied with such written evidence/documents as we may require confirming your capacity to:-

(a)	enter into this Confirmation and COGT;

(b)	utilise the Facility

(c)	give any security specified

and confirming that the person or persons who will accept the terms of this Confirmation and COGT and execute/seal any security on your behalf is/are duly authorised by you.

10.	Notwithstanding the Facility Start Date, we are not obliged to provide the Facility until you have accepted the Facility on the terms set out in this Confirmation and COGT by returning the duplicate of this Confirmation to us duly signed.

For The Royal Bank of Scotland plc acting as agent for National Westminster Bank Plc

/s/ COLIN ROBERTSON

Colin Robertson
Senior Corporate Manager
Date 9 January 2004

Having decided that the Facility is appropriate and in our interests, it is hereby accepted on the terms set out in this Confirmation and the COGT overleaf.

Signature	/s/ PETER FORTUNE	Date 06/02/04

Signature	/s/ PAUL FANNON	Date 10/2/04

Committed Overdraft General Terms (COGT)

These COGT explain your and our rights and responsibilities in respect of the Facility and should be read in conjunction with the Confirmation attached specific to the Facility. Definitions and meanings used in the Confirmation attached also apply in these COGT (and vice versa) unless the context requires otherwise.

A. Overdraft Limit

The Facility enables you to overdraw the Facility Account up to the Overdraft Limit. The Overdraft Limit should not be exceeded without our prior consent and we may refuse to allow any payment or withdrawal which could have that effect. If we allow a payment or withdrawal or a series of payments or withdrawals which results in the Overdraft Limit being exceeded, it will not mean that the Overdraft Limit has changed or that we are bound to allow any other payment or withdrawal which could result in the Overdraft Limit being exceeded at other times.

We may debit the Facility Account under Clauses D and E of these COGT even if it results in the Overdraft Limit being exceeded.

B. Uncleared credits

We may disregard any uncleared credits when calculating the amount outstanding under the Facility (and any interest payable). If however we pay a cheque or cheques (or allow any other payment or withdrawal or a series of payments or withdrawals) against uncleared credits at any time we are not bound to do so at other times.

C. Renewal of Facility

At any time during the 30 days prior to the Expiry Date you may request (or we may offer) to renew the Facility for a further period of up to 365 days, subject to us undertaking a full credit assessment and further documentation. If the Facility is not renewed before the Expiry Date any borrowing outstanding under the Facility will become repayable on demand and the Facility may be unconditionally cancelled by us at any time.

D. Interest

Interest will be calculated both before and after demand, court decree or judgment on a daily basis on the cleared debit balance and will be debited by us to the Facility Account quarterly on the business day of March, June, September and December (or on such other dates as the Bank may advise from time to time).

E. Costs/Charges

You must pay any costs incurred by us in connection with the Facility whether as a result of you breaking the terms of the Facility or not. These costs will include (but not be limited to) costs of taking and discharging any security; taking steps, including court action, to obtain payment; enforcing and/or preserving the Bank’s rights under any security held for the Facility; tracing you if you change address without notice and communicating with you if you break the terms of the Facility or an Event of Default occurs. We may debit such costs to the Facility Account.

F. Change in law, regulation or directive

If as a result of a change of any applicable law, regulation or directive, the cost to us of providing the Facility (including the cost of any undrawn portion of the Facility) increases we may, upon one month’s written notice, convert the Facility into an overdraft repayable on demand and/or otherwise vary the terms and conditions of the Facility, including effecting an increase in the interest charged to reflect the increased cost of providing the Facility.

G. Set off

We shall be entitled to set-off against any of your liabilities under this agreement (whether present, future, actual or contingent) any of your credit balances (whether subject to notice or not) on any of your accounts with us in your name. We do not have to give you any prior notice to do this.

H. Joint and several liability

If you are more than one person then the word “you” shall refer to such persons both together and separately and the obligations of those persons under the Facility shall be joint and several, that is to say, each of you can be held liable both jointly and individually for all of the obligations under the facility.

I. Miscellaneous

These terms will not be affected by the Facility Account being allocated another account number by us or being transferred to another of our branches, offices or departments. In the event of a conflict between (i) the terms of the Confirmation attached and these COGT and (ii) any other terms which apply to the Facility Account then the terms of the Confirmation attached and these COGT will prevail.

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This is the Schedule referred to in the Bank’s Confirmation of Committed Business Overdraft Facility to the Customer dated: 12 January 2004

Customer: Bottomline Technologies Europe Limited

The Facility made available by the Bank to the Customer in terms of the Confirmation of Committed Business Overdraft Facility shall at all times be secured by the following :-

(1) the existing available security held by the Bank as follows :-

(a)	Unlimited Guarantees granted by Bottomline Technologies Limited and Bottomline Transactional Services Limited supported, in each case, by a Debenture;

(b)	a Debenture by you:

(c)	First Legal Charges or Mortgages over the following properties and their associated assets:

•	115 Chatham Street, Reading, Berkshire; and

•	97 to 113 (odd numbers) and 117 Chatham Street, Reading, Berkshire;

•	land formerly the site of 93 and 95 Chatham Street, Reading, Berkshire;

(d)	a Charge by you over your book and other debts; and

(e)	a Letter of Comfort from Bottomline Technologies Inc;

(2) any further security which the Bank may now or in future hold.